EXHIBIT 10

SEPARATION AGREEMENT

THIS SEPARATION AGREEMENT (the “Agreement”) is made and entered into by and between SPS Commerce, Inc., LLC, a Delaware corporation (the “Company”), and Michael J. Gray (“Executive”), as of this 19th day of November, 2012.

RECITALS

A. On November 17, 2008, Executive began his employment with the Company as its Executive Vice President, Chief Operations Officer.

B. Upon commencement of employment, the Company and Executive entered into an At-Will Confidentiality Agreement Regarding Certain Terms And Conditions Of Employment At SPS Commerce, Inc., dated as of November 17, 2008 (the “Employment Agreement”). Executive was eligible to participate in various plans and programs of the Company, including but not limited to the Company’s 2001 Stock Option Plan and the 2010 Equity Incentive Plan.

C. Executive and the Company are concluding their employment relationship amicably, but mutually recognize that their employment relationship and the termination of such relationship may give rise to potential claims or liabilities.

D. Executive and the Company desire to resolve all of Executive’s potential claims on the terms set out in this Agreement.

NOW THEREFORE, in consideration of the mutual promises and provisions contained in this Agreement and in the Release referred to below, the parties, intending to be legally bound, agree as follows:

AGREEMENT

1. Termination of Employment. Executive acknowledges and confirms the termination of his employment with the Company, effective November 19, 2012 (the “Separation Date”). The parties agree that such termination is a resignation by the Executive. Executive’s employment will end as of the Separation Date without further action by either party. Executive hereby resigns from any and all officer, director, manager or other positions he may hold with the Company or any of its affiliates, effective as of the Separation Date.

2. Release by Executive. At the same time Executive executes this Agreement, Executive shall execute the release that is attached as Exhibit A (the “Release”).

3. Earned Compensation and Benefits. Executive acknowledges he has been paid all amounts to which he is due from Company, including, without limitation, all amounts representing wages, benefits, accrued time off, or any other form of employee compensation.

4. Consideration. The Company will provide consideration under the terms and conditions described below.

a. Severance Pay. Subject to satisfaction of the conditions set forth at section 4(d), the Company will pay to Executive severance pay in an amount equal to six months of Executive’s annualized base salary, less legally required and authorized withholdings, as in effect as of the Separation Date, payable to Executive in a lump sum on the Company’s first regular payroll date after the expiration of the rescission period provided for in the Release.

b. Supplemental Severance Pay. Executive acknowledges he is not entitled to any management incentive cash bonus, including a GAAP Revenue/EBITDA bonus. Nonetheless, subject to satisfaction of the conditions set forth at section 4(d), the Company will pay Executive $50,000 in a lump sum, less legally required and authorized withholdings, on or about February 28, 2013.

c. Restricted Stock Units. Executive acknowledges that none of the Restricted Stock Units (“RSU”) granted to Executive will vest by his Separation Date and therefore he is not and will not be entitled to any payment for any RSUs.

d. Stock Options. Executive acknowledges that by the terms of the Non-Statutory Stock Option Agreement dated February 10, 2012, Non-Statutory Stock Option Agreement dated April 27, 2010, Incentive Stock Option Agreement dated April 1, 2009 and Incentive Stock Option Agreement dated February 10, 2009, each by and between Executive and the Company (collectively, the “Options”), vesting of the Options will cease as of the Separation Date pursuant to the terms of the Options. Nonetheless, subject to satisfaction of the conditions set forth at section 4(d), the Company will accelerate vesting of 3,337 shares pursuant to that certain Incentive Stock Option Agreement dated February 10, 2009.

e. Conditions. Executive shall not be entitled to the severance pay and other payments provided in subsections 4(a), 4(b), and 4(c) unless (i) Executive has signed the Release, (ii) the rescission period provided for in the Release has expired and Executive has not rescinded the Release, and (iii) Executive is in strict compliance with the terms of this Agreement and the Nondisclosure Agreement.

5. Employment Agreement. Executive acknowledges entering into the Employment Agreement and hereby reaffirms his commitments and obligations under the Employment Agreement, including without limitation all commitments and obligations that will survive the termination of Executive’s employment with the Company. Executive further acknowledges that he has a copy of the Employment Agreement, that he has reviewed the Employment Agreement again before signing this Agreement and understands its terms, and that the consideration he received in exchange for signing the Employment Agreement was adequate and reasonable. Nothing in this Agreement is intended to modify, amend, cancel or supersede the Employment Agreement in any manner.

6. Interpretation of Release. This Agreement will not be interpreted or construed to limit the Release in any manner. The existence of any dispute respecting the interpretation of this Agreement or the alleged breach of this Agreement will not nullify or otherwise affect the validity or enforceability of the Release.

7. Return of Property. Executive represents that he has delivered to the Company all Company property that was previously in Executive’s possession or under Executive’s control, including without limitation any computers, cellular telephones, pagers, credit cards, keys, records, files, documents, data, product samples, photographs, video tapes, audio tapes, computer disks and other computer storage media.

8. Cooperation. At any time upon reasonable request from the Company, Executive will, at no expense to Executive, (i) timely execute and deliver such acknowledgements, instruments, certificates, and other ministerial documents (including without limitation, certificates as to specific actions performed by Executive in his capacity as a director, officer, manager or other agent of the Company or any of its affiliates) as may be necessary or appropriate to formalize and complete the Company’s or any affiliate’s corporate records, and (ii) cooperate with the Company to remove and replace him as a director, manager, officer, legal representative, authorized representative, or any other office Executive may hold with SPS Commerce, Inc., or any other affiliate of the Company. Notwithstanding the foregoing, nothing in this section 8 will require Executive to take any action that he reasonably believes to be unlawful or unethical.

9. Non-Admission. Nothing in this Agreement or the Release is intended to be, nor will be deemed to be, an admission by the Company that it has violated any law or that it has engaged in any wrongdoing. Executive will not characterize this Agreement, the Release, or any consideration provided by the Company to constitute an admission of wrongdoing.

10. No Other Rights to Compensation. Executive acknowledges that, except as provided in this Agreement and subject to the terms and conditions of this Agreement, the Company is not obligated to make any payments to Executive of any kind and does not have any other outstanding obligations to Executive under any agreement or arrangement between Executive and the Company or under any Company plan or policy, including but not limited to the 2001 Stock Option Agreement or 2010 Equity Incentive Plan, except that the following agreements by and between the Company and Executive shall survive this Agreement provided that vesting under such agreements shall cease as of the Separation Date:

a.	Restricted Stock Unit Agreement dated February 10, 2012;

b.	Non-Statutory Stock Option Agreement dated February 10, 2012;

c.	Non-Statutory Stock Option Agreement dated April 27, 2010;

d.	Incentive Stock Option Agreement dated April 1, 2009; and

e.	Incentive Stock Option Agreement dated February 10, 2009.

11. Non-Disparagement. Executive will not defame or disparage the reputation, character, image, products, or services of the Company, or the reputation or character of the Company’s employees, officers or directors.

12. Amendment; Waiver. No provision of this Agreement may be amended, modified, waived or discharged unless such amendment, modification, waiver or discharge is agreed to in writing and signed by an authorized representative of the Company and Executive. No waiver by either party at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

13. Assignment and Successors. This Agreement shall not be assignable, in whole or in part, by either party without the written consent of the other party, except that the Company may, without any further consent of Executive, assign or delegate all or any portion of its rights and obligations under this Agreement to any corporation or other business entity (a) with which the Company may merge or consolidate, or (b) to which the Company may sell or transfer all or substantially all of its assets or stock. Any such current or future successor to which any right or obligation has been assigned or delegated shall be deemed to be the “Company” for purposes of such rights or obligations of this Agreement.

14. Tax Withholding. The Company may withhold from any amounts payable under this Agreement such federal, state and local income and employment taxes as the Company shall determine are required or authorized to be withheld pursuant to any applicable law or regulation.

15. Legal Advice. Executive acknowledges that he has had adequate opportunity to consult an attorney before executing this Agreement.

16. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Minnesota as applicable to agreements made and to be performed within such state.

17. Jurisdiction and Venue. Executive and the Company consent to jurisdiction of the courts of the State of Minnesota and/or the United States District Court, District of Minnesota, for the purpose of resolving all issues of law, equity, or fact arising out of or in connection with this Agreement. Any action involving claims of a breach of this Agreement must be brought in such courts. Each party consents to personal jurisdiction over such party in the state and/or federal courts of Minnesota and hereby waives any defense of lack of personal jurisdiction or inconvenient forum. Venue, for the purpose of all such suits in state court, will be in Hennepin County, State of Minnesota.

18. Waiver of Jury Trial. To the extent permitted by law, Executive and the Company waive any and all rights to a jury trial with respect to any dispute arising out of or relating to this Agreement.

19. Entire Agreement. This Agreement, the Employment Agreement, the Non-Disclosure Agreement and the Release constitute the entire agreement between the parties, and the Company and Executive agree that there were no inducements or representations leading to the execution of this Agreement except as stated in this Agreement (including its Exhibit).

20. Counterparts. This Agreement may be executed in one or more counterparts, all of which together shall constitute but one Agreement.

IN WITNESS WHEREOF, the parties have signed this Agreement as of the date set forth above.

SPS COMMERCE, INC.		MICHAEL J. GRAY

By:	/s/ Archie C. Black	/s/ Michael J. Gray
Archie C. Black
Chief Executive Officer

EXHIBIT A

RELEASE BY MICHAEL J. GRAY

Definitions. I intend all words used in this First Release to have their plain meanings in ordinary English. Specific terms that I use in this First Release have the following meanings:

A.	I, me, and my means Michael J. Gray and anyone who has or obtains any legal rights or claims through Michael J. Gray.

B.	SPS Commerce means SPS Commerce, Inc., any entity related to SPS Commerce, Inc., in the present or past (including without limitation, its predecessors, parents, subsidiaries, members, affiliates, and divisions) and any successors of SPS Commerce, Inc.

C.	Company means SPS Commerce; the present and past officers, directors, members, committees, shareholders (together with any officers, partners, managers members, employees, agents and affiliates of any such shareholder), agents, and employees of SPS Commerce; any company providing insurance to SPS Commerce in the present or past; the present and past employee benefit plans sponsored or maintained by SPS Commerce (other than multiemployer plans) and the present and past fiduciaries of such plans; the attorneys for SPS Commerce; and anyone who acted on behalf of SPS Commerce or on instructions from SPS Commerce.

D.	Agreements means (i) the Separation Agreement (the “Separation Agreement”) between SPS Commerce and me that I am executing on the same date on which I execute this Release, including all of the documents attached to the Agreement and (ii) the following equity compensation agreements: Restricted Stock Unit Agreement dated February 10, 2012; Non-Statutory Stock Option Agreement dated February 10, 2012; Non-Statutory Stock Option Agreement dated April 27, 2010; Incentive Stock Option Agreement dated April 1, 2009 and Incentive Stock Option Agreement dated February 10, 2009.

E.	My Claims means all of my rights that I now have to any relief of any kind from the Company, including without limitation:

1.	all claims arising out of or relating to my employment with SPS Commerce or the termination of that employment;

2.	all claims arising out of or relating to the statements, actions, or omissions of the Company;

3.	all claims arising out of or relating to any agreements (whether express or implied) to which I and the Company are parties;

4.	all claims for any alleged unlawful discrimination, harassment, retaliation or reprisal, or other alleged unlawful practices arising under any federal, state, or local statute, ordinance, or regulation, including without limitation, claims under Title VII of the Civil Rights Act of 1964 and 1991, the Americans with Disabilities Act, the Rehabilitation Act of 1973, the Age Discrimination in Employment Act, 42 U.S.C. § 1981, the Employee Retirement Income Security Act, the Equal Pay Act, the Family Medical Leave Act, the Lilly Ledbetter Fair Pay Act of 2009, the Worker Adjustment and Retraining Notification Act, the Fair Credit Reporting Act, the Minnesota Human Rights Act and workers’ compensation non-interference or non-retaliation statutes;

5.	all claims for alleged wrongful discharge; breach of contract; breach of implied contract; failure to keep any promise; breach of a covenant of good faith and fair dealing; breach of fiduciary duty; estoppel; my activities, if any, as a “whistleblower”; defamation; infliction of emotional distress; fraud; misrepresentation; negligence; harassment; retaliation or reprisal; constructive discharge; assault; battery; false imprisonment; invasion of privacy; interference with contractual or business relationships; any other wrongful employment practices; and violation of any other principle of common law;

6.	all claims for compensation of any kind, including without limitation, bonuses, commissions, equity awards or equity-based compensation in any form (including without limitation restricted stock, stock options and any other form of stock-based compensation), vacation pay, perquisites, and expense reimbursements;

7.	all claims for back pay, front pay, reinstatement, other equitable relief, compensatory damages, damages for alleged personal injury, liquidated damages, and punitive damages;

8.	all claims that a past unlawful decision has or has had a continuing effect on my compensation; and

9.	all claims for attorneys’ fees, costs, and interest.

However, My Claims do not include any claims that the law does not allow to be waived, any claims that may arise after the date on which I sign this Release, any claims I have to any amounts under SPS Commerce’s 401(k) plan, any claims for unemployment benefits, or any claims for breach of the Agreements.

Agreement to Release My Claims. I will receive consideration from SPS Commerce as set forth in the Separation Agreement if I sign and deliver this Release as provided below. I understand and acknowledge that that consideration is in addition to anything of value that I would be entitled to receive from SPS Commerce if I did not sign this Release. In exchange for that consideration, I give up and release all of My Claims. I will not make any demands or claims against the Company for compensation or damages relating to My Claims. The consideration that I am receiving is a fair compromise for the release of My Claims.

No Other Rights To Compensation. I understand and acknowledge that, except as provided in the Separation Agreement and subject to the terms and conditions of the Separation Agreement, the Company is not obligated to make any payments to me of any kind and does not have any other outstanding obligations to me under any agreement or arrangement between me and the Company or under any Company plan or policy.

Additional Agreements and Understandings. Even though SPS Commerce will provide consideration for me to settle and release My Claims, the Company does not admit that it is responsible or legally obligated to me. In fact, the Company denies that it is responsible or legally obligated to me for My Claims, denies that it engaged in any unlawful or improper conduct toward me, and denies that it treated me unfairly.

Advice to Consult with an Attorney. I understand and acknowledge that I am hereby being advised by the Company to consult with an attorney prior to signing this Release. My decision whether to sign this Release is my own voluntary decision made with full knowledge that the Company has advised me to consult with an attorney.

Period to Consider the Release. I understand that I have 21 days from the day that I receive this Release, not counting the day upon which I receive it, to consider whether I wish to sign this Release. If I sign this Release before the end of the 21-day period, it will be my voluntary decision to do so because I have decided that I do not need any additional time to decide whether to sign this Release. I also agree that any changes made to this Release or to the Separation Agreement before I sign it, whether material or immaterial, will not restart the 21-day period.

My Right to Rescind this Release. I understand that I may rescind this Release at any time within 15 days after I sign it, not counting the day upon which I sign it. This Release will not become effective or enforceable unless and until the 15-day rescission period has expired without my rescinding it.

Procedure for Accepting or Rescinding the Release. To accept the terms of this Release, I must deliver this Release, after I have signed and dated it, to SPS Commerce by hand or by mail within the 21-day period that I have to consider this Release. To rescind my acceptance, I must deliver a written, signed statement that I rescind my acceptance to SPS Commerce by hand or by mail within the 15-day revocation period. All deliveries must be made to SPS Commerce at the following address:

SPS Commerce, Inc.

Attn: Deb Ratelle

Accenture Tower

333 South Seventh Street, Suite 1000

Minneapolis, MN 55402

If I choose to deliver my acceptance or the rescission of my acceptance by mail, it must be (1) postmarked within the period stated above; and (2) properly addressed to SPS Commerce at the address stated above.

Interpretation of the Release. This Release should be interpreted as broadly as possible to achieve my intention to resolve all of My Claims against the Company. If this Release is held by a court to be inadequate to release a particular claim encompassed within My Claims, this Release will remain in full force and effect with respect to all the rest of My Claims.

My Representations. I am legally able and entitled to receive the consideration being provided to me in settlement of My Claims. I have not been involved in any personal bankruptcy or other insolvency proceedings at any time since I began my employment with SPS Commerce. No child support orders, garnishment orders, or other orders requiring that money owed to me by SPS Commerce be paid to any other person are now in effect.

I have read this Release carefully. I understand all of its terms. In signing this Release, I have not relied on any statements or explanations made by the Company except as specifically set forth in the Separation Agreement and this Release. I am voluntarily releasing My Claims against the Company. I intend this Release and the Separation Agreement to be legally binding.

Dated:
Michael J. Gray